EXHIBIT 5.1

        KUTAK ROCK LLP

June 18, 2002

America First Apartment Investors, Inc.
1004 Farnam Street
Suite 400
Omaha, Nebraska 68102

  Re: Shares Issued under Merger Agreement

Ladies and Gentlemen:

        We have acted as counsel for America First Apartment Investors, Inc., a Maryland corporation, (the "Company"), in connection with the filing of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the registration of 5,073,805 shares of common stock of the Company (the "Shares") which will be issued in connection with the merger of America First Apartment Investors, L.P., a Delaware limited partnership, with and into the Company pursuant to that certain Agreement and Plan of Merger, dated June 18, 2002 (the "Merger Agreement"). This opinion is being furnished in accordance with the requirements of Item 21 of Form S-4 and Item 601(b)(5)(i) of Regulation S-K.

        In the course of such representation, we have examined such corporate records, certificates of public officials and other documents we deemed relevant and appropriate. Based on the foregoing, we are of the opinion that the Shares when issued pursuant to the terms of the Merger Agreement will have been legally issued, fully paid and are nonassessable.

        We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Consent Solicitation Statement/Prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

        This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

                      Very truly yours,

                      /s/ Kutak Rock LLP